Neonode Announces Receipt of NASDAQ Non-Compliance Letter

STOCKHOLM, SWEDEN, June 2, 2008 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced that on May 29, 2008 the Company received a NASDAQ Staff deficiency letter from The NASDAQ Stock Market Listing Qualifications Department stating that for the last 10 consecutive business days, the market value of listed securities of the Company has been below the minimum $35,000,000 requirement for continued inclusion under Marketplace Rule 4310 (c)(3)(B) (the "Rule"). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(C), the Company will be provided 30 calendar days (or until June 30, 2008) to regain compliance. If, at anytime before June 30, 2008, the market value of listed securities of the Company is $35,000,000 or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Marketplace Rules if the NASDAQ staff determines the Company is in compliance with the Rule. The notice states that if compliance with the Rule cannot be demonstrated by June 30, 2008, the NASDAQ staff will provide written notification that the Company’s securities will be delisted.

Furthermore, the notice indicates that the Company does not comply with the alternative listing requirement to the Rule under Marketplace Rule 4310(c)(3)(A) or 4310(c)(3)(C) which require minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. The Company has the right to appeal any NASDAQ staff’s determination to delist its securities to a Listing Qualifications Panel.

About Neonode Inc.
Neonode Inc is a world leading company specialized in optical finger based touch screen technology.  The company designs and develops mobile phones under its own brand and licenses its patented touch screen technologies, zForce™ and neno™ to third parties. Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, California, USA. For more information, visit www.neonode.com.

Contacts:
David W. Brunton, CFO
Neonode
Tel: (925) 355-7700

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered.